Exhibit 99.1

Contact:	John Haudrich (investors), 314-656-5375
Sue Neumann (media), 314-656-5691
www.smurfit-stone.com

SMURFIT-STONE ELECTS STEVEN J. KLINGER TO ITS BOARD OF DIRECTORS

CREVE COEUR, Mo., and CHICAGO, December 15, 2008 — Smurfit-Stone Container Corporation (NASDAQ: SSCC) announced the election of Steven J. Klinger to its board of directors, effective December 11.

“Steve’s leadership has been instrumental in assisting me to transform our company’s operations. This has resulted in upgraded talent, improved ability to meet our customers’ needs, greater productivity, improved cost structure and a strategically aligned sales and marketing team. We look forward to Steve’s future contributions as a Board member,” said Patrick J. Moore, chairman and chief executive officer.

Mr. Klinger is president and chief operating officer of Smurfit-Stone Container Corporation.   He joined the company in May 2006 from Georgia-Pacific, where he most recently served as executive vice president of packaging, pulp and global procurement.  Klinger is a graduate of Georgia State University with a degree in accounting and Duke University’s Advanced Management Program.

Mr. Klinger is a member of the board of directors of Navistar International Corporation.  He has served on the board of directors of the International Corrugated Case Association, The Atlanta Academy and on the Board of Advisors for Georgia State University’s School of Business.   He is also a former chairman of the board of the Fibre Box Association and a former board member of St. Jude’s House and Transition House.

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Smurfit-Stone Container Corporation (NASDAQ: SSCC) is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers.  The company is a member of the Sustainable Forestry Initiative®, and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.